Exhibit (a)(5)(LL)

Nano Dimension Issues Presentation Highlighting the Need to Replace the Stratasys Board and Detailing Nano’s Value-Driven Path Forward for Stratasys

Electing Nano’s Superior Slate of Nominees to the Stratasys Board is the Key Next Step to Unlocking Value for Stratasys Shareholders

Stratasys’ Over-Tenured Board Has Failed Its Shareholders Through Its Value Destructive and Self-Interested Actions

Nano’s Value-Driven Path Forward for Stratasys Recognizes the Need for Sector Consolidation with a Focus on Profitability

Nano Urges Stratasys Shareholders to Unlock their Investment and Vote “FOR” Nano’s Nominees

Nano’s Slate Commits to an Open, Unbiased Strategic Review and Immediate Action for a Sound Process in the Interest of All Shareholders

Votes must be received by 11:59 p.m. ET on August 7th, 2023 via the WHITE Proxy Card or Online at www.ProxyVote.com

To Learn More About Nano’s Vision for Stratasys Visit and How to Vote www.StratasysValueNow.com

Waltham, Mass., July 26, 2023 (GLOBE NEWSWIRE) — Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension”, “Nano” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today issued a detailed investor presentation highlighting Nano’s superior strategy to maximize value for Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”) shareholders and the many failings of the current Stratasys Board of Directors (“Board”), whose over-tenured and entrenched directors continue to destroy value for shareholders through their self-interested actions.

Nano Dimension urges Stratasys shareholders to vote “FOR” the nominees proposed by Nano Dimension at Stratasys’ Annual General Meeting to be held on August 8th, 2023, in order to replace the majority of the Stratasys Board with candidates who have a strong track record of creating value at public companies and will bring the perspective of ALL Stratasys shareholders to the Board.

Highlights from the presentation include:

•        Stratasys’ Board Has Fundamentally Failed Shareholders Through Its Value Destructive Actions and Has Breached Its Fiduciary Duty

•        Stratasys’ Board has been responsible for significant value destruction and has fundamentally breached its fiduciary duty to maximize shareholder value.

•        The Board’s refusal to engage and even consider multiple offers at a significant premium represents a complete neglect of its responsibility to shareholders.

•        Despite spending ~$1bn on three poorly timed acquisitions — MakerBot, Solid Concepts and Origin Labs — Stratasys’ efforts have not delivered results, only achieving a 3% top-line CAGR from 2013 to 2022, a value-destructive divestment of MakerBot in 2022, as well as an ongoing lawsuit filed by former Origin Labs members.

•        Instead, the Board has relied on its Shareholder Rights Plans (or “Poison Pill”) to remain in control of the company, fend off its most attractive long-term partners, and entered into a highly dilutive transaction with Desktop Metal as a final lifeline — all in an effort to thwart the consolidation that is needed to accelerate value creation and reverse Stratasys’ underperformance.

•        Over the last ten years, Stratasys has substantially lagged other benchmarks — poor performance overseen by four of Stratasys’ eight current Board members. While the S&P 500 Hardware & Technology benchmark is up by 708% and Nasdaq up by 336%, Stratasys stock has dropped by 80%.

•        The Entrenched Board is Over-tenured, Leading to Conflicted Decision Making and Ineffective Oversight

•        The eight Stratasys directors who are up for re-election have poor backgrounds and track records, overseeing poor performance.

•        Five of eight directors are conflicted, having already secured Board positions in the proposed Desktop Metal combination.

•        Four of eight directors have served for 10+ years, despite having overseen over $450 million of value destruction during their tenuresi, during which the stocks of other companies have seen substantial growth in value.

•        Stratasys’ Board Seeks to Destroy Further Value Through Ill-Conceived Desktop Metal Deal or Inflated 3D Systems Inc. (NYSE: DDD) (“3D Systems”) Transaction

•        The Stratasys Board has clearly prioritized retaining control of the company over maximizing value for shareholders through its pursuit of a transaction with Desktop Metal, which is a highly dilutive, defensive play that has been received poorly by market participants and stakeholders. The transaction is a lifeline for Desktop Metal with a risky and uncertain outlook for the combined company.

•        As Stratasys’ largest shareholder, Nano will seek to halt the value-destructive transaction with Desktop Metal and initiate a strategic review to identify the best path forward for Stratasys.

•        The Additive Manufacturing Sector Needs Consolidation Which Nano’s Team is Poised to Lead Through Diligent Capital Stewardship

•        Nano’s focus on gross margin enhancement rather than only top line growth has been key to delivering value over the long-term. Nano has a demonstrable track record of combining mature and high growth technologies to create product offerings with broader appeal and enhancing sales and marketing efficiency through diversifying sales channels.

•        Through prudent capital allocation, Nano has delivered meaningful shareholder returns by ensuring the valuations paid in its M&A program align with future returns, and that transactions will translate into sustainable, long-term shareholder return-on-investment.

•        Nano’s Slate of Nominees Have a Strong Track Record of Value Creation and Will Bring a Fresh Perspective in the Interest of ALL Stratasys Shareholders to the Stratasys Board of Directors

•        Electing Nano’s superior slate of nominees to the Board is a key next step to unlocking Stratasys’ value. Nano Dimension has nominated 7 highly qualified directors with extensive track records of value creation.

•        All of Nano’s nominees have previously served as CEOs or in “C-suite” positions, through which they have created demonstrable increases in long-term shareholder value. Almost all of Nano’s candidates have multiple decades of global business experience in technology, finance, M&A and operations in manufacturing and related sectors.

•        Nano is Committed to an Open, Unbiased Strategic Review and Immediate Action for a Sound Process in the Interest of All Shareholders

•        Nano’s path forward would deliver near-term cash value and a clear strategic outlook. Nano and its nominees are open to strategic options for Stratasys and will evaluate industry consolidating transactions, possibly including a negotiated combination with 3D Systems at better terms, following the successful completion of the special tender offer.

•        Nano is committed to running an open, unbiased strategic review in the interests of all shareholders. If Stratasys does not enter into a strategic transaction shortly following Nano’s Board slate being elected, Nano is committed to convening an Extraordinary General Meeting (“EGM”) as soon as practicable and submitting a fully independent slate of Directors to be approved by shareholders.

Votes for Stratasys’ 2023 Annual General Meeting must be received by 11:59 p.m., Eastern time, on Monday, August 7th, 2023 for Record Shareholders or voting instruction form for Street Holders, online at www.proxyvote.com or by phone. If you are a record shareholder and send in your proxy card directly to Stratasys’ registered Israeli office, it must be received at least four hours prior to the appointed time for the Meeting (i.e., 11:00 a.m., Israel time, on Tuesday, August 8th).

Additional Information

Shareholders who have validly tendered and not properly withdrawn their Stratasys shares do not need to re-tender their shares or take any other action in response to the increase in price of the Offer. Shareholders who have not yet tendered their Stratasys shares or filed a notice of objection will be given the opportunity to do so in the same manner and under the same terms and conditions as set out in the Offer.

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION, INCULDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT WWW.STRATASYSVALUENOW.COM

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT
(877) 668-1646

FOR INFORMATION ON VOTING FOR STRATASYS’ 2023 ANNUAL GENERAL MEETING, CALL INNISFREE M&A INCORPORATED TOLL-FREE AT (800) 422-8620 (US AND CANADA) OR (412) 232-3561 (ALL OTHER COUNTRIES)

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq:    NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing — by delivering solutions that convert digital designs to electronic or mechanical devices — on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics are manufacturing machines that enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications — from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing.

For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses: its intention to replace the current Board of Stratasys with its own nominees; its plans for Stratasys upon the successful replacement of its current Board; its plans to pursue industry consolidation transaction upon replacement of the current Board of Stratasys and upon completion of the special tender offer; and its commitment to convene an EGM to propose a fully independent slate of directors if Stratasys does not enter into a strategic transaction shortly following Nano’s directors being elected. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the Securities and Exchange Commission (“SEC”) on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT

Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACT

Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com

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i         Change in Stratasys’ market cap since December 2012